JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT is made and entered into by and among Iridian Asset Management LLC, David L. Cohen and Harold J. Levy.

The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise deliver as appropriate) all filings on Schedule 13D and Schedule 13G (the “Filings”) required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of Service Corporation International that are required to be reported on any Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

Date: January 29, 2015
IRIDIAN ASSET MANAGEMENT LLC
By:	/s/ Jeffrey M. Elliott ___________________________ Jeffrey M. Elliott
Title:	Executive Vice President

David L. Cohen
By:	/s/ Jeffrey M. Elliott ___________________________ Jeffrey M. Elliott
Title:	Agent

Harold J. Levy
By:	/s/ Jeffrey M. Elliott ___________________________ Jeffrey M. Elliott
Title:	Agent